Exhibit 99.1

Tactile Medical Strengthens Board of Directors with Appointment of Andrea Pearson

MINNEAPOLIS, MN, March 9, 2026 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Andrea Pearson to the Company’s Board of Directors (“Board”) and as a member of the Compliance & Reimbursement and Nominating & Corporate Governance Committees, effective March 9, 2026.

Ms. Pearson is an accomplished senior executive and growth strategist with deep expertise in scaling healthcare organizations. Her extensive experience spans more than 25 years and includes exposure to product development, customer acquisition, branding, marketing communications, and public relations.

Most recently, she served as Growth Advisor and Chief Marketing Officer at Harbor Health, a healthcare organization that integrates clinical care with health insurance coverage. Previously, she was Chief Growth Officer, and, before that, Chief Marketing Officer at DispatchHealth, a leader in at-home, hospital-level care, where she architected the company’s growth strategy, scaling the business from two to more than 50 U.S. markets while driving a 30x increase in revenue. Prior to DispatchHealth, Ms. Pearson held multiple executive roles at HealthGrades, a leading online platform connecting patients with healthcare providers, including Chief Marketing Officer and Executive Vice President and General Manager. As Chief Marketing Officer, she grew the consumer audience from one million monthly to one million daily visitors. Her earlier career experience includes 10 years of increasing responsibility across product development, marketing, and general management roles.

“We are delighted to welcome Andrea to our Board of Directors,” said Bill Burke, Chairman of the Board of Tactile Medical. “Her strong track record driving growth and innovation, combined with her deep understanding of how patients engage within the healthcare ecosystem, will be invaluable as we continue to strengthen our market leadership positions in both lymphatic dysfunction and airway clearance.”

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic inflammatory lung disease by helping them live better and care for themselves. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Investor Inquiries:

Sam Bentzinger
Gilmartin Group
investorrelations@tactilemedical.com